Exhibit 99.1

For Immediate Release

PERRY ELLIS INTERNATIONAL ISSUES OPEN LETTER TO SHAREHOLDERS

MIAMI – November 20, 2014 – Perry Ellis International, Inc. (NASDAQ:PERY) (“Perry Ellis”) today issued the following open letter to shareholders. The full text of the letter from George Feldenkreis, Chairman of the Board and Chief Executive Officer, and Joseph P. Lacher, Lead Independent Director, is below:

November 20, 2014

Dear Fellow Perry Ellis Shareholder:

Last year marked Perry Ellis’ 20th year as a publicly traded company, solidifying our position as one of the largest branded lifestyle apparel companies in the world with a powerful portfolio of iconic lifestyle brands catering to a diverse, global customer base. Over the years, our company has grown considerably – from $33 million in sales in fiscal 1992, the year when we went public, to $912 million in fiscal 2014. We have always worked to meet the changing needs of our consumers and to grow and build value for our shareholders. A cornerstone of our success has been our ability to engage consumers with authentic brands that are grounded in heritage and the real world.

Throughout our history we have worked tirelessly to build value, and the Board regularly evaluates strategies to enhance value for all shareholders. Two years ago, the Board and management team embarked on a strategic operating review and identified a number of growth initiatives and internal operating improvements that will drive revenues and enhance profitability. Since the beginning of the first quarter of fiscal 2015, following the review, the Board and management team have been aggressively implementing a profitability improvement plan:

•	Continue to review and focus the portfolio with a goal to exit underperforming, low growth brands and businesses;
•	Expand and leverage the high gross margin direct-to-consumer channel, where we control all aspects of the operation, thereby complementing our wholesale business;
•	Optimize our long-standing strength in menswear by leveraging wholesale, retail and licensing;
•	Drive international and licensing growth through both direct investment in North America and Europe, as well as through strategic partnerships with licensees and other partners; and
•	Enhance efficiencies and generate cost savings through process enhancements, inventory management and sourcing.

Profitability Plan Delivering Results

After numerous meetings with shareholders where we solicited and received feedback on our strategy, our Board and management team are confident that this plan is the right path forward to drive shareholder value, and we are diligently executing this strategy on an accelerated basis. Perry Ellis’ Board and management own more than a quarter of the outstanding shares of common stock of the Company. Accordingly, our interests are firmly aligned with those of all shareholders.

The Company is moving in the right direction as underscored by our most recent fiscal year 2015 third quarter operational performance, including:

•	Expanding Gross Margins: expanded gross margin by over 100 basis points to 34% of net revenues for the nine month YTD period fiscal 2015. Additionally, as of fiscal 2015, the direct–to-consumer segment was consolidated under a single president and the e-commerce business has grown by more than 30%. International and Licensing have grown by 20% and 7%, respectively. We believe that these higher-margin channels are on track to become a larger percentage of overall revenues;
•	Managing Inventory: effectively managed working capital by reducing inventory to $156 million from $207 million at fiscal year-end 2014, and $166 in the year prior;
•	Exiting Non-Core Brands: since the beginning of fiscal year 2014, the Company has exited 29 low-margin brands totaling $65 million in revenues;
•	Generating Cost Savings: generated an incremental $4.0 million in cost savings during the fiscal third quarter 2015 as a result of our infrastructure rationalization program; and
•	Deriving value from our core brands: focus on global brands, Perry Ellis, Original Penguin & Golf category, providing reach-through wholesale and licensing.

We look forward to accelerating this positive momentum as we continue to execute against our goals. We will also refine our plan as necessary given the dynamic retail landscape. The key to our success has always been our focus on our core growth drivers and the Board and management are taking steps to ensure that we put our muscle and money against our power brands, including, among others, Perry Ellis®, Original Penguin®, Rafaella® and Ben Hogan®, as well as our branded licensed portfolio. We continue to work tirelessly to learn and improve, customizing our distribution and engagement channels to elevate experiences and strengthen brand awareness through a robust omni-channel strategy. Perry Ellis utilizes new technologies that keep our production contemporary and competitive.

Regularly Assessing Business Practices

In addition to our strategic growth plans, we are focused on expense management, as evidenced by our recent reduction of expenses by $8.2 million over the nine month YTD period fiscal 2015. Additionally, as part of our ongoing effort to assess our business practices, our Board has begun a process to revisit all related party transactions previously undertaken by the Company. A number of these related party transactions predate the Company’s initial public offering. We believe that, given the terms of these historical arrangements, they have benefited the Company. In addition, our Board’s Governance Committee reviews and approves the Company’s related party transactions and ensures that they are properly disclosed in our SEC filings. Nevertheless, we recognize that a number of our shareholders believe that best practices in corporate governance require that we minimize the Company’s participation in related party transactions even if there is a strong underlying economic rationale. We appreciate the constructive dialogue we have had with our shareholders on this issue and, in response to such input, our Board is committed to moving expeditiously and thoughtfully to phase out many of these historical business arrangements.

Committed and Engaged Board and Management

This past year, our Board appointed two new independent directors, each of whom brings extensive and complementary retail experience and a fresh perspective to the Board. In June 2014, J. David (David) Scheiner joined our Board. David is a veteran retailer with over 35 years of experience in senior roles at major retailers such as Macy’s Florida/Puerto Rico, where he served as President and Chief Operating Officer from which he retired in 2009. Earlier in the year the Board added Alexandra Wilson, co-founder of Gilt, the innovative online shopping destination, who brings to the Board a proven track record in marketing and brand building and extensive insight in growing e-commerce sites and executing on innovative marketing and direct-to-consumer initiatives. While we are very excited about the addition to our Board of these two highly qualified and very experienced independent directors, we are continuously looking for additional Board candidates who will expand the depth and breadth of our Board’s talent and provide us with additional competencies and resources for growing shareholder value.

In addition, ensuring the success of the Company’s next generation of leadership is a priority that the Board takes seriously. We are fortunate to have a deep bench of talent at Perry Ellis and look forward to providing our shareholders with an update on this important objective at the appropriate time.

We have an engaged Board that welcomes candid and open dialogue, and is open to considering any opportunity that has the potential to enhance value for all Perry Ellis shareholders. Maximizing shareholder value is a matter that the entire board is acutely focused on. Therefore, the Board does not believe it is efficient to form a strategic committee. The Company remains committed to driving value for all shareholders and will continue to assess opportunities and take actions to achieve this important objective.

We enter the last quarter of our fiscal year as a more focused company with a clear plan for achieving our goals and building upon our strong heritage. On behalf of the Board of Directors and management team, we appreciate the continued interest and support of all Perry Ellis shareholders as we build value together.

Sincerely,

George Feldenkreis	Joseph P. Lacher
Chairman & CEO	Lead Independent Director

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Contacts

Dan Katcher / Sharon Stern / Casey Landau

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Allison Malkin, Senior Managing Director

ICR

203-682-8225